TANGER FACTORY OUTLET CENTERS, INC.

NEWS RELEASE

FOR RELEASE:      IMMEDIATE RELEASE

CONTACT:           Frank C. Marchisello, Jr.
                   (336) 834-6834

             TANGER REPORTS 5.3% INCREASE IN FFO PER SHARE FOR 2002
 Occupancy Increases to 98%, Representing 22nd Consecutive Year at or Above 95%

Greensboro,   NC,  February  26,  2003,  Tanger  Factory  Outlet  Centers,  Inc.
(NYSE:SKT) today reported funds from operations (FFO) for the year ended December 31, 2002 of $41.7 million, or $3.40 per share, as compared to FFO of $37.8 million, or $3.23 per share for 2001, representing a 5.3% per share increase. FFO for the fourth quarter of 2002 was $13.1 million, or $1.01 per share, as compared to FFO of $11.5 million, or $0.98 per share for the fourth quarter of 2001, representing a 3.1% per share increase. Net income for the year ended December 31, 2002 was $11.0 million, or $1.08 per share, as compared to $7.1 million, or $0.67 per share, for 2001, representing a 61.2% per share increase. Net income for the fourth quarter of 2002 was $5.2 million, or $0.51 per share, as compared to $3.1 million, or $0.34 per share, for the fourth quarter of 2001, representing a 50.0% per share increase. All FFO and net income per share amounts are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

Tanger achieved the following results for the year ended December 31, 2002:

o    98% year-end  portfolio  occupancy  rate (a 200 basis point  increase  over
     2001)

o 280 leases signed, totaling over one million square feet, achieving an 87.6 % renewal rate and a 1.7% increase in base rent, on a cash basis, for re-tenanted and renewed space

o Average initial base rent for new stores opened during 2002 was $16.54, an increase of $1.47 or 9.8% over the tenants who closed during 2002

o $1.5 billion in total tenant sales, equating to $294 per sq. ft. and a 1.4% increase on a same-space basis

o    Occupancy cost per square foot remained at an industry-leading low 7.2%

o $42.2 million in 100% leased, quality factory outlet shopping center acquisitions

o Completed 260,000 square foot factory outlet development in Myrtle Beach (opened 100% leased)

o    $21.6 million in non-core property dispositions

o    1.0  million   common   shares   issued  in  September   2002,   generating
     approximately $28 million in net proceeds

o Lowered debt level by $13.2 million and lowered weighted average borrowing cost by 70 basis points

o    Additional equity and lower debt significantly improved coverage ratios

o $2.45 per share in common dividends paid (the 9th consecutive year of increased dividends)

o    72.0% FFO pay out ratio provides adequate coverage of the dividend

o 62.9% total return to shareholders (highest among all REITs included in the RMS Index)

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, stated, "In 2002 we achieved a number of important milestones for the company. Through our disciplined investment activity, we continued to strategically expand our portfolio and further our national platform. Additionally, we continued to generate solid results with our core portfolio, achieving one of our highest occupancy rates on record, while maintaining high tenant sales per square foot and our renowned low tenant occupancy cost. We also enhanced our franchise name within the outlet industry by rolling out a number of innovative marketing initiatives throughout the year." Mr. Tanger continued, "The fundamentals of the outlet industry today are sound. Total tenant sales continue to increase each year and the supply/demand characteristics remain in balance. Looking ahead, with our strong operating platform and portfolio, we are well-positioned for continued growth in 2003 and beyond."

National Platform Continues to Drive Solid Operating Results and Higher Same-Space Sales

As of December 31, 2002, Tanger's portfolio totaled 34 factory outlet shopping centers diversified across 21 states, totaling 6.2 million square feet. The company's broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results. At December 31, 2002, the company's portfolio was 98% leased, representing a 200 basis point increase over its year-end 2001 occupancy rate of 96%. Tanger's 98% portfolio occupancy rate also represents the 22nd consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

During 2002, the company executed 280 leases totaling approximately 1,048,000 square feet. The company achieved a retention rate of 87.6% with existing tenants for the year and achieved a 1.7% increase in base rental revenue per square foot, on a cash basis, for re-tenanted and renewed space. The average initial base rent for new stores opened during 2002 was $16.54, an increase of $1.47 or 9.8% over the tenants who closed. As a result, the company's average base rental income per square foot increased to $14.44 per foot as of December 31, 2002 compared to $14.33 per foot at year-end 2001. The company continues to derive its rental income from a diverse group of retailers with no single tenant representing more than 6.7% of its gross leasable area as of December 31, 2002.

During 2002, total reported sales reached a new record high for Tanger of approximately $1.5 billion. Additionally, same-space sales increased by 1.4% for the year ended December 31, 2002 and increased by 0.4% for the three months ended December 31, 2002 over the same-space sales for the comparable periods in 2001. Reported 2002 same-space sales equated to $294 per square foot, matching Tanger's 2001 per square foot record high. For the year ended December 31, 2002 reported same-store sales for tenants in operation since January 1, 2001, were down 0.8% compared to 2001. Fourth quarter 2002 reported same-store sales were down 1.9%. Average tenant occupancy costs across Tanger's portfolio remained at an industry-leading low level during 2002, averaging 7.2%, approximately in-line with the company's record 2001 low of 7.1%.

             2002 Investment Activities Increase Portfolio by 13.8%
                         & Provide Growth Opportunities

During 2002, Tanger increased its portfolio under management by approximately 749,000 square feet through a balance of development and acquisition activities.

In July 2002, Tanger celebrated the grand opening of its newly developed factory outlet shopping center in Myrtle Beach, South Carolina. The first phase of the property totals approximately 260,000 square feet and opened 100% leased. The property, which was developed and is managed and leased by Tanger, is owned through a joint venture of which Tanger owns a 50% interest. Total cost for the first phase were $34.6 million, of which Tanger's capital investment totaled $4.3 million and is currently yielding a return in excess of 20%. In November of 2002, Tanger commenced construction on a 64,000 square foot second phase, which is currently scheduled for completion in the summer of 2003. Tanger's capital investment in the second phase is expected to be approximately $1.1 million with an expected return in excess of 20%.

In September 2002, Tanger acquired a 325,000 square foot, 100% leased factory outlet shopping center located in Howell, Michigan, within the greater Detroit metropolitan region. The purchase price was $37.5 million, representing an approximate 12% capitalization rate on existing net operating income. In January 2003, Tanger acquired a 29,000 square foot, 100% leased expansion located contiguous with its existing factory outlet center in Sevierville, Tennessee. The purchase price was $4.7 million with an expected return of 10%. Tanger is also underway with the development of another 35,000 square foot expansion of the center. Tanger expects to complete the expansion during 2003 at a cost of $4 million with an expected return in excess of 13%. Upon completion of the expansion, the Sevierville center will total approximately 418,000 square feet.

In addition to its development and acquisition activity, during 2002 Tanger sold two non-core assets. In June 2002, Tanger sold a non-core single tenant, 165,000 square foot property located in Ft. Lauderdale, Florida. The property was sold for $18.2 million, representing a capitalization rate of 8.8% on existing net operating income. In November 2002, Tanger sold a 23,417 square foot, non-core property located in Bourne, Massachusetts. The property was sold for $3.4 million, representing a capitalization rate of 9.6% on existing net operating income.

   2002 Financing Activities Improve Balance Sheet and Extend Debt Maturities

In September 2002, Tanger raised approximately $28 million in net equity proceeds through the sale of 1.0 million newly issued common shares. The company utilized the proceeds to fund its acquisition of the factory outlet center in Howell, Michigan. Additionally, during 2002 Tanger increased its credit line capacity to $85 million and extended its credit lines' maturities to June 2004. During the fourth quarter of 2002, Tanger repurchased $5.5 million of its outstanding 7 7/8% public senior unsecured notes that mature in October 2004. To date, during 2001 and 2002, Tanger has purchased $24.9 million of its higher coupon senior notes at par or below.

During 2002, Tanger reduced its debt outstanding, lowered its overall borrowing costs and increased its unencumbered pool of assets. As of December 31, 2002, the company had approximately $345.0 million of debt outstanding, as compared to $358.2 million outstanding at year-end 2001. Of the $345.0 million outstanding as of December 31, 2002, $296.0 million, or 85.8% of its total debt, was fixed rate, long-term debt. At December 31, 2002, Tanger had $20.5 million outstanding on its lines of credit. In total, Tanger's weighted average borrowing cost during 2002 was 8.09%, as compared to 8.79% during 2001. Additionally, as of December 31, 2002, 61% of Tanger's real estate assets were unencumbered as compared to 59% as of year-end 2001.

            In 2003 Tanger Expects to Continue Growing FFO Per Share

Based on current market conditions, the strength and stability of its core portfolio and the company's development and acquisition pipeline, Tanger currently believes its FFO for 2003 will be between $3.43 and $3.51 per share. Due to the seasonal nature of the factory outlet industry, which typically experiences a greater demand for space from seasonal tenants in the second half of each year and high volume tenants that pay rent based on a percentage of their monthly sales, which are higher during the later months of the year, Tanger currently expects 2003 FFO to range between $.77 and $.79 per share for the first quarter, $.81 to $.83 per share for the second quarter, $.87 to $.89 per share for the third quarter and $.98 to $1.00 per share for the fourth quarter.

    Year-End Conference Call to Held on February 26, 2002 at 3:00 P.M. (EST)

Tanger will host a conference call to discuss its 2002 results for analysts, investors and other interested parties on Wednesday, February 26, 2003, at 3:00 P.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Fourth Quarter and Year End Financial Results call. Alternatively, this call is being webcast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com, and click on Corporate News.

A telephone replay of the call will be available from February 26, 2003 at 5:00 P.M eastern time through March 5, 2003 at 11:59 A.M. by dialing 1-800-642-1687, conference ID # 7978733. An online archive of the broadcast will also be available through March 5, 2003.

                      About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly-traded REIT, presently has ownership interests in or management responsibilities for 34 centers in 21 states coast to coast, totaling approximately 6.2 million square feet of gross leasable area. We are filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2002. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This press release may contain forward-looking statements regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                            TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                                   (In thousands, except per share data)

                                                                            Three Months Ended                  Year Ended
                                                                               December 31,                     December 31,
                                                                            2002          2001               2002          2001
--------------------------------------------------------------------------------------------------------------------------------
                                                                              (unaudited)                     (unaudited)
REVENUES
  Base rentals (a)                                                       $20,545       $19,188            $75,755       $73,263
  Percentage rentals                                                       1,602         1,287              3,558         2,735
  Expense reimbursements                                                   8,618         7,497             30,550        29,498
  Other income (b)                                                         1,116           849              3,304         2,770
--------------------------------------------------------------------------------------------------------------------------------
       Total revenues                                                     31,881        28,821            113,167       108,266
--------------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                      10,217         8,348             36,083        33,970
  General and administrative                                               2,237         2,130              9,228         8,227
  Interest                                                                 7,042         7,297             28,460        30,134
  Depreciation and amortization                                            7,406         7,126             28,754        28,145
--------------------------------------------------------------------------------------------------------------------------------
       Total expenses                                                     26,902        24,901            102,525       100,476
--------------------------------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
   minority interest, discontinued operations and extraordinary item       4,979         3,920             10,642         7,790
Equity in earnings of unconsolidated joint ventures (c)                      142           ---                392           ---
Minority interest                                                         (1,175)         (962)            (2,406)       (1,665)
--------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                          3,946         2,958              8,628         6,125
Discontinued operations, net of minority interest (d)                      1,214           305              2,379         1,231
--------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item                                           5,160         3,263             11,007         7,356
Extraordinary item - Loss on early extinguishment of debt,
   net of minority interest of $44 and $94, respectively                     ---          (114)               ---          (244)
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                 5,160         3,149             11,007         7,112
Less applicable preferred share dividends                                   (442)         (443)            (1,771)       (1,771)
--------------------------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                               $4,718        $2,706             $9,236        $5,341
--------------------------------------------------------------------------------------------------------------------------------

Basic earnings per common share:
Income from continuing operations                                           $.39          $.32               $.82          $.55
Net income                                                                  $.52          $.34              $1.11          $.67
--------------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share:
Income from continuing operations                                           $.38          $.32               $.80          $.55
Net income                                                                  $.51          $.34              $1.08          $.67
--------------------------------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                              $13,101       $11,503            $41,695       $37,768
FFO per common share - diluted                                             $1.01          $.98              $3.40         $3.23
--------------------------------------------------------------------------------------------------------------------------------

(a) Includes straight-line rent adjustment of $(55) and $(73) for the three months ended and $(248) and $(342) for the years ended December 31, 2002 and 2001, respectively.
(b) Includes gains on sales of three outparcels of land of $136 for the three months ended and $167 for the year ended December 31, 2002.
(c) Includes Myrtle Beach, South Carolina property which is operated by us through a 50% ownership joint venture.
(d) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets", the results of operations for properties disposed of during the year have been reported above as discontinued operations for both the current and prior periods presented. Includes gains on the sale of two previously leased outparcels of land of $318 for the three months and $561 for the year ended December 31, 2002 and gains on the sale of two real estate properties of $1,242 for the three months ended and $1,702 for the year ended December 31, 2002.

                                   TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS
                                            (In thousands, except share data)

                                                                            December 31,       December 31,
                                                                                2002             2001
------------------------------------------------------------------------------------------------------------
                                                                                      (unaudited)
ASSETS
  Rental Property
    Land                                                                          $ 51,274         $ 60,158
    Buildings, improvements and fixtures                                           571,125          539,108
------------------------------------------------------------------------------------------------------------
                                                                                   622,399          599,266
    Accumulated depreciation                                                      (174,199)        (148,950)
------------------------------------------------------------------------------------------------------------
    Rental property, net                                                           448,200          450,316
  Cash and cash equivalents                                                          1,072              515
  Deferred charges, net                                                             10,104           11,413
  Other assets                                                                      18,299           14,028
------------------------------------------------------------------------------------------------------------
      Total Assets                                                               $ 477,675        $ 476,272
------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Long-term debt
    Senior, unsecured notes                                                      $ 150,109        $ 160,509
    Mortgages payable                                                              174,421          176,736
    Lines of credit                                                                 20,475           20,950
------------------------------------------------------------------------------------------------------------
                                                                                   345,005          358,195
  Construction trade payables                                                        3,310            3,722
  Accounts payable and accrued expenses                                             15,095           16,478
------------------------------------------------------------------------------------------------------------
      Total liabilities                                                            363,410          378,395
------------------------------------------------------------------------------------------------------------
Commitments
Minority interest                                                                   23,630           21,506
------------------------------------------------------------------------------------------------------------
Shareholders' equity
  Preferred shares, $.01 par value, 1,000,000 shares authorized,
    80,190 and 80,600 shares issued and outstanding
    at December 31, 2002 and 2001                                                        1                1
  Common shares, $.01 par value, 50,000,000 shares authorized,
    9,061,025 and 7,929,711 shares issued and outstanding
    at December 31, 2002 and 2001                                                       90               79
  Paid in capital                                                                  161,192          136,529
  Distributions in excess of net income                                            (70,485)         (59,534)
  Accumulated other comprehensive loss                                                (163)            (704)
------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                      90,635           76,371
------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                 $ 477,675        $ 476,272
------------------------------------------------------------------------------------------------------------

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
         (In thousands, except per share, state and center information)

                                                                           Three Months Ended            Year Ended
                                                                               December 31,                 December 31,
                                                                            2002         2001            2002         2001
---------------------------------------------------------------------------------------------------------------------------
Funds from Operations:
  Net income                                                              $5,160       $3,149         $11,007       $7,112
  Adjusted for:
  Extraordinary item - loss on early extinguishment of debt                  ---          114             ---          244
  Minority interest                                                        1,175          962           2,406        1,665
  Minority interest, depreciation and amortization
    attributable to discontinued operations                                  417          224           1,102          898
  Depreciation and amortization uniquely significant to
    real estate - wholly owned                                             7,336        7,054          28,460       27,849
  Depreciation and amortization uniquely significant to
    real estate - unconsolidated joint ventures                              255          ---             422          ---
  Gain on sale of real estate                                             (1,242)         ---          (1,702)         ---
---------------------------------------------------------------------------------------------------------------------------
    Funds from operations before minority interest                       $13,101      $11,503         $41,695      $37,768
---------------------------------------------------------------------------------------------------------------------------
    Funds from operations per share - diluted                              $1.01         $.98           $3.40        $3.23
---------------------------------------------------------------------------------------------------------------------------



WEIGHTED AVERAGE SHARES
  Basic weighted average common shares                                     9,047        7,930           8,322        7,926
  Effect of outstanding share and unit options                               232           16             192           22
---------------------------------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    earnings per share computations)                                       9,279        7,946           8,514        7,948
  Convertible preferred shares (a)                                           723          726             724          726
  Convertible operating partnership unit  (a)                              3,033        3,033           3,033        3,033
---------------------------------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    funds from operations per share computations)                         13,035       11,705          12,271       11,707
---------------------------------------------------------------------------------------------------------------------------



OTHER INFORMATION
Gross leasable area open at end of period -
  Wholly owned                                                             5,469        5,332           5,469        5,332
  Partially owned (b)                                                        260          ---             260          ---
  Managed                                                                    457          105             457          105
---------------------------------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                            6,186        5,437           6,186        5,437

  Outlet centers in operation -
  Wholly owned                                                                28           29              28           29
  Partially owned (b)                                                          1          ---               1          ---
  Managed                                                                      5            3               5            3
---------------------------------------------------------------------------------------------------------------------------
Total outlet centers in operation                                             34           32              34           32

States operated in at end of period (b)                                       21           20              21           20
Occupancy percentage at end of period (b)                                    98%          96%             98%          96%

---------------------------------------------------------------------------------------------------------------------------

(a) The convertible preferred shares and operating partnership units (minority interest) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(b) Includes Myrtle Beach, South Carolina property which is operated by us through a 50% ownership joint venture.

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